Exhibit 99.1

Guardion Health Sciences Receives $3.5 Million from Exercise of Warrants

San Diego, California - March 6, 2020 - Guardion Health Sciences, Inc. (“Guardion” or the “Company”) (Nasdaq: GHSI), an ocular health sciences company that develops, formulates, manufacture and distributes condition-specific medical foods supported by evidence-based protocols, today announced that it has received total gross proceeds of $3,510,630.00 during the period from February 28, 2020 through March 3, 2020 from the exercise of 10,265,000 warrants issued in the Company’s October 2019 follow-on offering at an exercise price of $0.342 per share.

Proceeds from exercise of the warrants are being utilized to fund Guardion’s efforts to develop new products, market and distribute both existing and new products, and for working capital and general corporate purposes.

The Company has approximately 85,247,562 common shares currently issued and outstanding.

“We are pleased with the participation of our shareholders and are grateful for their continued support,” commented Michael Favish, CEO of Guardion. “Building on this momentum, we expect to increase awareness of our existing products through a robust marketing effort, while working to develop new products to add to our growing portfolio.”

About Guardion Health Sciences, Inc.

Guardion® is an ocular health sciences company that develops, formulates, manufacture and distributes condition-specific medical foods supported by evidence-based protocols. Guardion’s initial medical food product, Lumega-Z, addresses a depleted macular protective pigment, a known risk factor for age-related macular degeneration (“AMD”) and a significant component of functional vision performance. Guardion has also developed a proprietary medical device, the MapcatSF®, which accurately measures the macular pigment density, therefore providing the only two-pronged evidence-based protocol for the treatment of a depleted macular protective pigment. Information and risk factors with respect to Guardion and its business, including its ability to successfully develop and commercialize its proprietary products and technologies, may be obtained in the Company’s filings with the SEC at www.sec.gov.

About VectorVision®

VectorVision® specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS acuity vision testing. Its patented standardization system provides the practitioner or researcher the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. VectorVision’s® patented technology is considered the standard of care for clinical trials. VectorVision® is a wholly owned subsidiary of Guardion.

Guardion has completed development of the proprietary VectorVision® CSV-2000 standardized contrast sensitivity test and recently introduced the commercial product to the marketplace. The CSV-2000 is the only computer-generated vision testing instrument available that will provide the optical marketplace with the Company’s proprietary, industry-standard contrast sensitivity test, along with a full suite of standard vision testing protocols. The proprietary standardization methodology incorporated into the CSV-2000 includes a patented technology known as AcQviz that automatically and constantly measures and adjusts screen luminance to a fixed standard light level for vision testing.

About NutriGuardTM

NutriGuardTM formulates high-quality, scientifically credible nutraceuticals, which are designed to supplement consumers’ diets and assist in the prevention and management of an array of diseases and conditions. NutriGuard uses pharmaceutical standards to establish the safety and efficacy of the products it develops and markets, and also maintains that commitment through rigorous manufacturing and quality assurance programs. Guardion plans to increase NutriGuard’s existing customer base and build on its product platform by making NutriGuard products available to patients directly and through recommendations by their physicians.

Forward-Looking Statement Disclaimer

With the exception of the historical information contained in this news release, the matters described herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. These statements involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to raise sufficient financing to implement its business plan and the Company’s ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward- looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Guardion Health Sciences, Inc.

15150 Avenue of Science, Ste. 200

San Diego, CA 92128

Ph 858.605.9055; Fax 858.630.5543

www.guardionhealth.com

Investor Relations Contact:
Jenene Thomas

JTC Team, LLC

Telephone: (833) 475-8247

E-Mail: jtc@jtcir.com

Porter, LeVay & Rose, Inc.

Michael Porter

Telephone: (212) 564-4700

E-mail: mike@plrinvest.com